Exhibit 99(A)
ARTICLES OF INCORPORATION
OF
INOTERA MEMORIES, INC.
June 7, 2006
8thly revised
Chapter I General Provisions

Article 1.	This Corporation shall be named Inotera Memories, Inc. (), the English name is “Inotera Memories, Inc.” (the “Corporation”) and be incorporated as a company limited by shares in accordance with the Company Law of the Republic of China (the “ROC”).

Article 2.	The scope of business of the Corporation shall be as follows:

(1) CC01080 Electronic Parts and Components Manufacturing

(2) F401010 International Trade

(3) To engage in all businesses that are not prohibited or restricted by the laws and regulations of the ROC with exception of those businesses that require special permits.

Article 3.	The Corporation may provide guarantee for third parties upon the unanimous approval of the Board of Directors. The Corporation may also act as a shareholder with limited liability of another company, and its investment may exceed the limit of forty percent (40%) of the paid-in capital of the Corporation as provided in Article 13 of the Company Law.

Article 4.	The head office of the Corporation shall be located in Hwa-Ya Technology Park, Taoyuan, Taiwan, ROC. The Board of Directors may decide to establish branch offices within or outside the territory of the ROC.

Article 5.	Public notices required to be given by the Corporation pursuant to law shall be made in accordance with the Article 28 of Company Law.
Chapter II Shares

Article 6.	The total registered capital of the Corporation shall be forty billion New Taiwan Dollars (NT$40,000,000,000), which is divided into four billion (4,000,000,000) common shares with a par value of 10 New Taiwan dollars (NT$10) per share, may be paid-up in installments.

Article 7.	The share certificates of this Corporation are registered shares that shall be numbered and bear the shareholders’ name and be signed and sealed by three or more directors of the Board and certified by the competent government agent. For the new shares to be issued to the public by the Corporation, the Corporation may be exempted from printing any share certificate for such shares, however, those shares shall be registered in a securities central depository institution.

Article 8.	No transfer of share certificates shall be permitted within sixty days prior to a regular meeting of shareholders, thirty days prior to a special meeting of shareholders, or within five days prior to the date fixed for distributing dividends, bonuses, or other benefits.

Article 9.	Except otherwise provided for in the Company Law, each shareholder shall have a preemptive right to purchase newly issued shares, of whatever kind, issued by the Corporation for the purpose of increase of the authorized capital, in proportion to the percentage interest of each shareholder in the issued and outstanding shares of the Corporation, and in such fractional shares subject to the reasonable discretion of the Board to be combined for joint subscription of one or more integral new shares or for subscription of new shares in the name of a single shareholder.

In the event that any of the shareholders elects not to exercise its option or preemptive right, such shares shall be subject to the reasonable discretion of the Board of inviting specific persons to purchase.
Chapter III Shareholders Meeting

Article 10.	The Shareholders Meeting shall be as follows:

(1) Regular Meeting — to be called by the Board of Directors within six months after the conclusion of each accounting year; and

(2)     Special Meeting — to be called by the Board of Directors whenever necessary, or with written requests from shareholders representing more than three percent (3%) of total issued shares which have been continuously held by the same shareholders for more than one year. The Supervisor(s) may call a Shareholders’ Meeting whenever necessary.

Where the Board of Directors or the Supervisor(s) are unable to call the Shareholders Meeting for any reason, including in the latter case because of the transfer of the Supervisor(s) shares, the shareholders representing more than three percent (3%) of the total amount of issued shares may call the Shareholders Meeting after obtaining the competent authority’s approval of the request.

Matters to be decided by the Shareholders Meeting shall be as follows:

(1) Revision of the Articles of Incorporation;

(2) Appointment and dismissal of the Directors and the Supervisors, and determination of their compensation;

(3) Approval of the balance sheet and other financial statements submitted by the Board of Directors;

(4) Determination of dividends and disposition of losses;

(5) Merger, consolidation, restructuring or reorganization of the Corporation;

(6) Sale of all or substantially all assets of the Corporation;

(7) Appointment and removal of the Corporation’s auditors;

(8) An initial public offering of the Corporation’s shares;

(9) Voluntary submission by the Corporation to receivership, bankruptcy, or any similar status;

(10) Liquidation or dissolution of the Corporation; and

(11) Other matters reserved to the determination of the Shareholders Meeting by the Company Law

Article 11.	Unless otherwise provided by the Company Law, the Shareholders Meeting shall be presided over by the Chairman of the Board of Directors. In his absence, the Chairman of the Board of Directors may designate a director as the chairman of the meeting. In the absence of such a designation, the Directors shall elect one among themselves.

Article 12.	A written notice to convene the Regular Shareholders Meeting shall be given to each Shareholder at least 30 days in advance including the agenda. For Special Shareholders Meeting, a written notice including the agenda shall be given to each shareholder 15 days in advance. The notice shall state when, where and why the meeting is to be convened. All notices and agendas of Shareholders Meetings shall be accompanied by accurate and complete English language translations thereof. Other matters regarding the announcement of the Shareholders Meeting shall be in accordance with the Company Law of the ROC and the regulations of the competent securities authority. Causes and subjects of convening a Shareholders Meeting shall be explicitly described in the notice and public announcement. Notice may be made in electronic form upon the consent of the counter party.

Article 13.	A Shareholders Meeting may only be held if a quorum is met. The quorum requires the presence, in person or by proxy, of shareholders of the Corporation holding more than 60% of the total outstanding shares of the Corporation.

Article 14.	Shareholders of the Corporation shall be entitled to one vote for each share they hold, except for limited shares or circumstances without voting rights as itemized in paragraph 2, Article 179 of the R.O.C. Company Law. Resolutions at a Shareholders Meeting shall be adopted by a 60% majority vote of the shareholders present in person or by proxy, unless a majority of more than 60% is required by the Company Law.

Article 15.	In case a shareholder is unable to attend the Shareholders Meeting, he may make another person his proxy to attend the meeting. The proxy document for this purpose must be affixed with the shareholder’s chop or signature, a specimen of which shall be kept with the Corporation, provided, however, in the event the same proxy acts for two or more shareholders, his delegated voting power shall not exceed three percent (3%) of the total voting power of issued shares. This limitation shall not apply to holders of proxies engaged in the trust business or a stock agency approved by the competent securities authority.
After the proxy is being served to the Company, if the shareholder would like to attend the Shareholders Meeting in person, such shareholder shall notify the Company in writing no later than one (1) day prior to the meeting date of the Shareholders Meeting. If the shareholder fails to revoke his/her proxy by the aforesaid deadline, the voting right exercised by the proxy shall prevail.

Article 16.	Resolutions adopted at the Shareholders Meeting shall be recorded in the minutes of the proceedings, which shall be prepared in English and in Chinese and shall be signed or sealed by the chairman of the meeting. The minutes of proceedings shall also include the time and place of the meeting, name of the chairman, number of shareholders present at the meeting and the manner in which resolutions had been adopted, as well as other essentials of the proceedings. The minutes shall be kept together with a list of shareholders present at the meeting and the proxies. Preparation and distribution of the minutes may be made in electronic method.
Chapter IV Directors, Supervisors and Officers

Article 17.	Unless otherwise decided by the shareholders, the Corporation shall have eight (8) to twelve (12) Directors and two (2) to four (4) Supervisors, to be elected at the Shareholders’ Meeting. The tenure of office of Directors and Supervisors shall be three years and they shall be eligible for re-election. The remuneration of Directors and Supervisors, if any, shall be determined by the shareholders at the Shareholders’ Meeting.
The Corporation may, at its costs, maintain a reasonable and appropriate liability insurance policy for its Directors and Supervisors insuring against the claims which may arise from the Directors’ and Supervisors’ exercising their duties during their terms of office.

Article 18.	A corporate shareholder of this Corporation shall have the right to designate a number of representatives to be elected as Directors and/or Supervisors of the Corporation and the right to replace the designate representative, owing to the duties of the representative, by another to fulfill the unexposed term of office of the predecessor.

Article 19.	The Directors shall form the Board of Directors of the Corporation (the “Board of Directors”). The Chairman of the Board of Directors shall be elected from among the Directors by a majority vote of all Directors. The Chairman of the Board of Directors shall represent the Corporation. The Chairman shall designate, at the time when the Chairman is appointed, one of the directors as agent (the “Agent”) during the office term to convene the Board of Directors meeting when the Chairman cannot convene such meeting himself, or does not designate any other director to do so on his behalf, for any reason.

Article 20.	The Chairman shall call a meeting of the Board of Directors, provided that the director who receives the number of ballots representing the largest number of votes shall call the initial meeting of each term of the Board of Directors.

Each Director of the Corporation shall have the right to request the Chairman to call a Directors Meeting indicating the proposed agenda. If the Chairman cannot, within one week, comply with the Director’s request, or does not designate any other director to do so on his behalf, the Agent may call the meeting.

An attendance by at least two thirds of the Directors in person or through representation of issuing a written proxy to any one of the other Directors shall be necessary to form a quorum. Directors may attend the meeting in person or by proxy. A Director cannot represent more than one absent Director at a meeting of the Board of Directors. A Director residing in a foreign country may appoint in writing a shareholder residing within the Republic of China as his alternate to attend the meetings of the Board of Directors regularly provided, however the appointment shall be registered with competent government authority.

All or any of the Directors may participate in a meeting of the Board of Directors by means of a video conference which allows all persons participating in the meeting to see and hear each other. A Director so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.

The written notice of a meeting of the Board shall state the date, place and reasons and agenda of the meeting, and shall be sent to each member of the Board of Directors fourteen (14) days prior to the meeting, provided that such period for advance notice may be shortened to two (2) working days in case of emergency. The notice and agenda shall be prepared in English language.

Article 21.	The Chairman of the Board of Directors shall preside over meetings of the Board of Directors. In his absence, the Chairman of the Board of Directors may designate a director as the chairman of the meeting. In the absence of such a designation, the Directors shall elect a meeting chairman from among themselves.

Article 22.	Except for matters reserved for the decision of the Shareholders Meeting as provided herein or by law, the operation of the Corporation shall be carried out and decided by the Board of Directors. The exclusive competence of the Board of Directors shall include, but not be limited to:

(1)     Election and removal of the Chairman of the Board, approval and removal of the President and Executive Vice President of the Corporation nominated by the Chairman, approval of Vice Presidents and Assistant Vice Presidents of the Corporation nominated by the President and Executive Vice President;

(2) Approval of the annual budgets (including but not limited to the production plan, the business plan, the profit and loss plan, the capital investment plan, and the financial plan);

(3) Change of issued and outstanding share capital of the Corporation;

(4) Determination of long term policies of the Corporation including substantial change in the organizational structure and business operation of the Corporation;

(5) Determination of the employment terms including compensation packages of President, Executive Vice President, Vice Presidents and Assistant Vice Presidents of the Corporation;

(6)     Establishment of subsidiaries, opening and closing of branch offices, acquisition of the whole or part of the assets of another company or business, establishment of new business sites and closing of existing ones;

(7) Setting the limits of authorities of various positions and approving the chart of authorities;

(8)     Approval of capital expenditure in the amount of NT$70,000,000 or more in a single event or a total of NT$350,000,000 or more in a quarter proposed by the President and the Executive Vice President in case where the capital expenditures exceeds the budget approved by the Board of Directors in the Board meeting;

(9) Approval of any borrowing and lending with respect to banks and third parties, and the disposition of major assets in the amount of NT$70,000,000 or more;

(10) Preparation and submission to the Shareholders Meeting of the financial accounts (including dividends and disposition of losses);

(11) Creation of pledge, hypothecation, encumbrances or other security on the Corporation’s assets;

(12) Issuance of debt securities;

(13) Transfer, sale or any other disposal of major assets other than in the ordinary course of business in the amount of more than NT$70,000,000;

(14) Conclusion or termination of agreements regarding intellectual property rights and know how;

(15) Conclusion of any agreement or other arrangement with, or for the benefit of any Director of the Corporation;

(16) Establishment or change of any significant accounting principles;

(17) Initiation of new product lines or discontinuation of existing product lines;

(18) The commencement of any litigation as plaintiff or the settlement by the Corporation of any litigation of the Corporation;

(19) Submission of other matters to the Shareholders Meeting for consideration or approval as may be required by law;

(20)    Decision to enter into, modify, extend or terminate a one-time service or purchase of goods agreement in the amount of more than NT$70,000,000 or any long-term service or purchase of goods agreement between the Corporation and a shareholder holding more than 10% of the Corporations’ issued share capital, or a legal person affiliated to such shareholder.

(21) Repurchase of the Corporation’s own shares; and

(22) Decision of other important matters related to the Corporation and transactions other than in the ordinary course of business of the Corporation.

A resolution adopted by the majority of all the Directors shall be required for the Corporation, its Chairman, its President and Executive Vice President, or

any of its Directors, personnel or Supervisors to engage in any matters which are within the responsibilities of the Board of Directors.

Unless there is higher requirement provided by the Company Law of the ROC, resolutions of the Board of Directors shall be in writing, and shall be adopted by affirmative vote of at least 75% of all Directors present (whether attending the Board meeting or not) with the attendance by at least two thirds of the Directors in person or through representation to form a quorum. On all issues to be determined by the Board of Directors, each Director shall have one vote. The Chairman shall not be entitled to a second or casting vote.

Article 23.	The functions of the Supervisors shall be:

(1) Investigation of the business and financial conditions of the Corporation;

(2) Examination of the books and documents of the Corporation;

(3) Investigation of the operations of the Corporation; and

(4) Other functions prescribed by laws and regulations of the ROC.

Article 24.	Except as determined in the Company Law of the ROC, the Board of Directors and the Chairman of the Board shall delegate the daily operation and management of the Corporation jointly to the President and Executive Vice President, including without limitation:

(a) Appointment of Vice Presidents and Assistant Vice Presidents of the Corporation;

(b) Proposal of annual budget and business plan of the Corporation;

(c) Approval of capital expenditure in the amount of up to NT$70,000,000 in a single event, or a total of up to NT$350,000,000 in a quarter;

(d) Approval of borrowing and lending and disposition of assets in the amount of up to NT$70,000,000; and

(e) Execution of annual budgets approved by the Board of Directors.
Chapter V Managers

Article 25.	The Corporation may have certain managers in accordance with Article 29 of the Company Law of ROC.

Chapter VI Accounting

Article 26.	The accounting year of the Corporation shall begin on January 1 and end on December 31 of each year. Annual closing of books shall be made at the end of each accounting year. The accounts of the Corporation shall be kept in accordance with the laws of the Republic of China.

Article 27.	At the end of each accounting year, the Board of Directors shall prepare the following documents, and forward them on to the Supervisors for examination thirty days prior to the regular meeting of shareholders:

(1) Report on operations;

(2) Financial statements; and

(3) Proposal concerning distribution of net profits or action to deal with losses.

Article 28	Out of the net profit of the Corporation for each fiscal year, after having provided for income tax, and covered the losses of the previous years, there shall be first set aside a legal reserve of 10% from the net profit after tax until the accumulated amount of such reserve equals the total issued capital. Thereafter, the remainder of the profit, if any, after providing for any special reserves or reserving certain undistributed earnings for business purposes, shall be distributed as follows:

1. 0.1% to 1% of such remaining profits as remuneration to Directors and Supervisors;

2. 1% to 8% of such remaining profits as bonus to employees;

3. Any other remaining profits may be announced and paid as dividends to the shareholders.

The Corporation belongs to a highly capital intensive industry with strong growth. As the Corporation will continue to grow, it adopts a policy for its dividend distribution, which is in line with its capital budget and long term financial plans, provided however that the distribution of cash dividends shall be at least fifty percent (50%) of the Corporation’s total dividends of the year.

Article 29	Dividends shall be paid only to those shareholders whose names are recorded on the shareholders’ register on the date fixed for distributing dividends in proportion to their holding percentages.
Chapter VII Supplementary Provisions

Article 30.	Provisions of the Company Law shall be referred to for matters not provided for in these Articles of Incorporation.

Article 31.	These Articles of Incorporation were agreed upon and signed on Jan. 10th, 2003, and were amended firstly on July 31st, 2003, secondly on July 31st, 2003 by resolution of shareholders, thirdly on June 29th, 2004, fourthly on June 29th, 2004 by resolution of shareholders, fifthly on June 29, 2005, sixthly on September 27, 2005, seventhly on September 27, 2005, eighthly on June 7, 2006.